UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number 033-33982
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                         TUDOR FUND FOR EMPLOYEES L.P.
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             (exact name of registrant as specified in its charter)

       1275 King Street, Greenwich, Connecticut 06831 Tel: (203) 863-6700
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Units of Limited Partnership Interest
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            (Title of each class of securities covered by this Form)

                                      N/A
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   |_|          Rule 12h-3(b)(1)(i)    |X|

         Rule 12g-4(a)(1)(ii)  |_|          Rule 12h-3(b)(1)(ii)   |_|

         Rule 12g-4(a)(2)(i)   |_|          Rule 12h-3(b)(2)(i)    |_|

         Rule 12g-4(a)(2)(ii)  |_|          Rule 12h-3(b)(2)(ii)   |_|

                                            Rule 15d-6             |X|

         Approximate number of holders of holders of record as of the certification or notice date: 169
                             -------

         Pursuant to the requirements of the Securities Exchange Act of 1934 Tudor Fund For Employees L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                      \s\ Stephen N. Waldman
                                      Stephen N. Waldman
Date:  March 14, 2005            By:  Managing Director of Second Management LLC
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Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the
General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.